Exhibit 5.1

January 31, 2011

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

Ladies and Gentlemen:

We have acted as counsel for Wells Fargo & Company (the “Company”) in connection with (i) the preparation of a Registration Statement on Form S-3, File No. 333-159738 (the “Registration Statement”), of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale from time to time of the securities referred to therein, (ii) Pricing Supplement No. 56 dated January 25, 2011 to Product Supplement No. 1 dated April 23, 2010, the Prospectus Supplement dated April 23, 2010 (the “Prospectus Supplement”) and the Prospectus dated June 4, 2009 (the “Prospectus”) relating to the offer and sale by the Company under the Registration Statement of $1,125,000 aggregate face amount of Medium-Term Notes, Series K, Notes Linked to the S&P 500® Index due January 30, 2015 (the “S&P 500 Notes”), and (iii) Pricing Supplement No. 57 dated January 25, 2011 to the Prospectus Supplement and the Prospectus relating to the offer and sale by the Company under the Registration Statement of $40,000,000 aggregate face amount of Medium-Term Notes, Series K, Floating Rate Notes Linked to 3 Month LIBOR due January 31, 2021 (the “LIBOR Notes” and together with the S&P 500 Notes, the “Notes”). The Notes are to be issued under the Indenture dated as of July 21, 1999 (the “Indenture”) entered into by the Company and Citibank, N.A., as trustee, and sold pursuant to the Terms Agreement dated January 25, 2011 between the Company and the Agent named therein (the “Terms Agreement”).

We have examined such documents, records, and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that the Notes have been duly authorized and, when duly executed by the Company, authenticated in accordance with the provisions of the Indenture, and delivered to and paid for by the Agent pursuant to the Terms Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, receivership or other laws affecting creditors’ rights generally from time to time in effect and subject to general equity principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and except further as enforcement thereof may be limited by any governmental authority that limits, delays or prohibits the making of payments outside the United States.

Wells Fargo & Company

January 31, 2011

We have relied as to certain relevant facts upon certificates of, and/or information provided by officers and employees of the Company as to the accuracy of such factual matters without independent verification thereof or other investigation. We have also relied, without investigation, upon the following assumptions: (i) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question; (ii) each party to agreements or instruments relevant hereto other than the Company has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements or instruments enforceable against it; (iii) each party to agreements or instruments relevant hereto other than the Company has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such agreements or instruments against the Company; (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (v) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (vi) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of the opining jurisdictions, are publicly available to lawyers practicing in New York; and (vii) the conduct of the parties having rights under the Notes has complied with any requirement of good faith, fair dealing and conscionability.

Without limiting any other qualifications set forth herein, the opinions expressed herein are subject to the effect of generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (iv) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs, (v) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the instrument or agreement, (vi) may require mitigation of damages, (vii) may limit the enforceability of provisions imposing premiums upon acceleration, (viii) provide a time limitation after which rights may not be enforced (i.e., statutes of limitation), and (ix) limit the waiver of rights under usury laws.

Wells Fargo & Company

January 31, 2011

Our opinions set forth herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

FAEGRE & BENSON LLP

/s/ Faegre & Benson LLP